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EXHIBIT 1A.(5)(h)

PROTECTIVE LIFE INSURANCE COMPANY / P. O. BOX 2606 /
BIRMINGHAM, ALABAMA 35202

TERMINAL ILLNESS ACCELERATED DEATH BENEFIT ENDORSEMENT

    The Company has issued this endorsement as a part of the policy to which it is attached ("the Policy"). Issue Date:             Policy Number:

    NOTICE:  This endorsement is intended to provide an accelerated death benefit which will qualify for favorable tax treatment under Section 101 (g)(1)(A) of the Internal Revenue Code, as amended, or its successor, except as provided in Section 101(g)(5) of the Internal Revenue Code, as amended, or its successor. As with all tax matters, the Owner should consult a personal tax advisor to assess the impact of any benefit received under this endorsement.

    Any benefit received under this endorsement may impact the recipient's eligibility for Medicaid or other government benefits.

    Any benefit paid under this endorsement will impact the Policy. The impact on the Policy is discussed in the Impact on the Policy section of this endorsement.

    This endorsement provides for a single accelerated death benefit payment to the Owner or the Owner's Estate, during the lifetime of the Insured and while this endorsement is in force, if the Insured is first diagnosed as being a Terminally Ill Individual by a Physician after the Effective Date and all of the terms and conditions of this endorsement are met. The accelerated death benefit amount the Company will pay is called the Adjusted Accelerated Death Benefit.

DEFINITIONS

    Accelerated Death Benefit. Means the portion of the face amount of the Policy which (a) is requested by the Owner for acceleration and (b) does not exceed the Maximum Accelerated Death Benefit calculated as of the Adjusted Accelerated Death Benefit payment date.

    Adjusted Accelerated Death Benefit. Means the single, lump sum dollar amount equal to (a) minus (b) minus (c) where:

  (a)
  is the Accelerated Death Benefit;

  (b)
  is the administrative charge which will not exceed $300; and

  (c)
  is the Policy Debt.

    The amount deducted from the Accelerated Death Benefit under (c) above, if any, will be used to repay any Policy Debt on the Adjusted Accelerated Death Benefit Payment date.

    Company. Means Protective Life Insurance Company.

    Family Member. Means the Insured's or Owner's spouse and anyone who is related to the Insured, Owner, Insured's spouse or Owner's spouse by the following degree of blood, marriage, adoption or operation of law: parents, grandparents, brothers, sisters, children, grandchildren, aunts, uncles, nephews and nieces.

    Home Office. Means 2801 Highway 280 South, Birmingham, Alabama, 35223.
Insured. Means the person whose life the Policy insures. If Joint Insureds are the persons whose lives the Policy insures, Insured means the last surviving insured.

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    Maximum Accelerated Death Benefit. Is equal to (a) minus (b) where:

  (a)
  is the lesser of 60% of the current face amount of the Policy or $1,000,000; and

  (b)
  is any outstanding lien amount against the Policy resulting from any other accelerated death benefit rider or endorsement attached to the Policy.

    Physician. Means any physician as defined in Section 1861(r)(1) of the Social Security Act, as amended, or its successor, who is a duly licensed physician practicing within the scope of his or her license. It does not include the Insured, the Owner, a Family Member, or a person who lives with the Insured, Owner or Family Member.

    Policy Debt. Is the sum of all outstanding policy loans plus accrued policy loan interest.

    Terminally Ill Individual. Means an individual who has been certified by a Physician as having a non-correctable illness or physical condition which can reasonably be expected to result in death in 6 months or less after the date of certification.

ELIGIBILITY

    All of the following conditions must be met to qualify for an accelerated death benefit under this endorsement:

  (a)
  The Insured is first diagnosed as being a Terminally Ill Individual by a Physician after the Effective Date;

  (b)
  Written consent from any irrevocable beneficiaries and collateral assignees is received by the Company;

  (c)
  The Policy is not in force under a grace period, nonforfeiture option or paid-up endowment option;

  (d)
  An Adjusted Accelerated Death Benefit payment has not been made under this endorsement.

  (e)
  The date a Physician certifies that the Insured is a Terminally Ill Individual is more than 1 year from the Maturity Date or Expiry Date, if applicable, of the Policy.

  (f)
  Notice of claim is received by the Company; and

  (g)
  Proof of claim is received by the Company.

    In determining eligibility under (a) above, the Company reserves the right to independently assess the Insured's Terminal Illness. As part of this assessment, the Company has the right to require that the Insured be examined by a Physician chosen by the Company. The Company will pay for this examination.

IMPACT ON THE POLICY

    Lien. A lien will be established against the Policy in the amount of the Accelerated Death Benefit. Interest will be charged on the lien beginning on the Adjusted Accelerated Death Benefit payment date. Interest on the lien will be compounded annually and will accrue daily at a rate computed as of the Adjusted Accelerated Death Benefit payment date. The lien interest rate will not be greater than the greater of (1) the current yield on a 90 day Treasury Bill or (2) the policy loan interest rate stated in the Policy or 8% if a policy loan interest rate is not stated in the Policy. Interest accruing on the portion of the lien which is equal in amount to the cash value of the Policy on the Adjusted Accelerated Death Benefit payment date shall be no more than the policy loan interest rate stated in the Policy.

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    Interest on the lien will be due on each Policy anniversary date as long as the lien and the Policy are in force. Interest as it accrues is considered part of the lien. Once the lien is established it will continue against the Policy until the earlier of the Policy termination date or the lien repayment date. The effect of a lien will be as follows:

  (a)
  The lien amount will be subtracted from the death benefit or death benefit proceeds, as applicable, of the Policy.

  (b)
  If applicable under the Policy, access to the cash value for surrender, full surrender, partial surrender, withdrawal, partial withdrawal, automatic premium loan or nonforfeiture option will be limited to the cash value of the Policy minus any Policy Debt and minus the Lien. The lien will be repaid, if the Policy is continued in force as paid-up life insurance under a nonforfeiture option.

  (c)
  Access to the cash value for policy loan or policy loan interest will be limited to the cash value of the Policy minus any Policy Debt and minus the lien. If this limit is negative, the Policy may terminate in accordance with the terms of the Policy.

  (d)
  If the Policy terminates at the end of the grace period of the Policy, reinstatement of the Policy shall be subject to:

  (1)
  The requirement that the Company receives payment of or reinstatement of the lien which existed at the end of the grace period of the Policy; and

  (2)
  The reinstatement requirements of the Policy.

    Nonforfeiture Option. While a lien exists, extended term insurance, if applicable under the Policy, is not available.

    Continuing Premium Requirement. Any premium payments due under the Policy will need to be paid by the Owner in accordance with the terms and conditions of the Policy.

    Accidental Death Benefit. Any Accidental Death Benefit Rider attached to the Policy will be unaffected by the payment of an Adjusted Accelerated Death Benefit, provided the Accidental Death Benefit Rider remains in force.

    Waiver of Premium or Disability Benefit. If the Insured is a Terminally Ill Individual, the Owner will not qualify automatically for a waiver of premium or disability benefit provided by any Waiver of Premium or Disability Benefit Rider attached to the Policy. Qualification will be based on the terms of the Rider.

    Policy Termination. If the death benefit or death benefit proceeds, as applicable, of the Policy minus the lien against the Policy is equal to or less than zero, the Policy will terminate.

CLAIMS

    Notice of the Claim. Written notice of claim must be given to the Company at its Home Office. Notice of claim means notice that the Insured is a Terminally Ill Individual and that a claim may be made under this endorsement. The notice should include at least the Insured's name, the Policy number shown on the endorsement, and the address to which claim forms should be sent. Notice given by or for the Owner shall be notice of claim.

    Proof of Claim. Written proof of claim must be given to the Company at its Home Office. Proof must be given by or for the Owner. Proof of claim means written proof satisfactory to the Company that the Insured is a Terminally Ill Individual. Such proof must include documentation supported by clinical, radiological or laboratory evidence that the Insured is a Terminally Ill Individual. As part of the proof of claim, the Company has the right to require that the Insured be examined by a Physician chosen by the Company. The Company will pay for this examination.

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    The Company has forms which are to be used to make a claim. The Company will send these forms to the Owner or the Owner's legal representative within 15 days of the date it receives notice of a claim.

    Payment of Claim. After all of the terms and conditions of this endorsement are met, the Adjusted Accelerated Death Benefit will be paid, during the lifetime of the Insured and while this endorsement is in force, as follows:

  (a)
  If the Owner is the Insured, the Company will pay the benefit to the Owner; or

  (b)
  If the Owner is not the Insured, the Company will pay the benefit to the Owner, if living, otherwise to the Owner's estate.

    The Owner may request in writing for the benefit to be paid other than as described in (a) or (b) above no later than the time the Owner files the Proof of Claim. To make a change, the Company must receive a written request satisfactory to the Company at its Home Office. Any change is effective on the date the request was received at the Company's Home Office. Provided, however, the Company will not be liable for any payment it makes before such request has been received and acknowledged at its Home Office.

    Claim Appeal. If a claim is denied, the Company will notify the Owner in writing of the denial and the claim review process available to the Owner.

EFFECTIVE DATE

    This endorsement shall be effective on the Issue Date shown on Page 1 of the endorsement.

TERMINATION

    This endorsement terminates on the date the Policy terminates.

CONTESTABILITY

    The contestable clause of the Policy shall apply to this endorsement.

SUICIDE

    The suicide exclusion clause of the Policy shall apply to this endorsement. Signed by the Company effective as of the Effective Date of this endorsement.

                      PROTECTIVE LIFE INSURANCE COMPANY

                      [LOGO]
                      Secretary

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TERMINAL ILLNESS ACCELERATED DEATH BENEFIT ENDORSEMENT
DEFINITIONS
ELIGIBILITY
IMPACT ON THE POLICY
CLAIMS
EFFECTIVE DATE
TERMINATION
CONTESTABILITY
SUICIDE